Exhibit 23.1

                         Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement Form S-8 No. 333-07377 pertaining to the 1995 Stock Option Plans, in Registration Statement Form S-8 No. 333-53400 pertaining to the Special Purpose Stock Option Plan, in Registration Statement Form S-8 No. 333-73000 pertaining to the 2001 Employee Stock Purchase Plan, in Registration Statement Form S-8 No. 333-73002 pertaining to the 2000 Stock Option Plan and in Registration Statement Form S-8 No. 333-72998 pertaining to the 2001 Consultant Stock Purchase Plan of SPAR
Group, Inc. of our report dated February 13, 2004, with respect to the consolidated financial statements of SPAR Group, Inc. included in the Annual Report (Form 10-K), for the year ended December 31, 2003.






                                                    /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 29, 2004